UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. )*

                        	   UDR, Inc.
                    ------------------------------------------
                                (Name of Issuer)

                                      Common
                                    ----------
                         (Title of Class of Securities)

                                    902653104
                                  --------------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                               August 31, 2007
                               --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (12-02)

                                                            Page 2 of 7 Pages

CUSIP No. 902653104
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            12,915,483
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             14,236,525
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
               	       0
- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,236,525
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.6%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                          Page 3 of 7 Pages

CUSIP No. 902653104
- -----------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
- -----------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
- -----------------------------------------------------------------------------
   3   SEC USE ONLY


- -----------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
- -----------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            12,876,911
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             14,172,050
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
- -----------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,172,050
- -----------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

- -----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.6%
- -----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
- -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                           Page 4 of 7 Pages

CUSIP No. 902653104
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers Europe SA
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]

-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Belgium
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 38,572
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             64,475
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    64,475
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.0%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------

                                            Page 4 of 7 Pages

Item 1.

        (a)  Name of Issuer:
               UDR, Inc.

        (b)  Address of Issuer's Principal Executive Offices:
               1745 Shea Center Drive
               SUITE 200
               Highlands Ranch, CO 80129

Item 2.

        (a)  Name of Persons Filing:
               Cohen & Steers, Inc.
               Cohen & Steers Capital Management, Inc.
               Cohen & Steers Europe SA
        (b)  Address of Principal Business Office:
               The principal address for Cohen & Steers Capital Management, Inc. is:
               280 Park Avenue
               10th Floor
               New York, NY 10017

               The principal address for Cohen & Steers Europe SA is:
               Chausee de la Hulpe 116,
               1170 Brussels, Belgium
        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware Corporations
               Cohen & Steers Capital Management, Inc: New York Corporation Cohen & Steers Europe SA: Belgium
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:
               902653104

                                          Page 5 of 7 Pages


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)

                                                 Page 6 of 7 Pages


Item 4.  OWNERSHIP:

         (a) Amount Beneficially Owned as of August 31, 2007:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP  OF 5% OR LESS OF A CLASS
         N/A

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

Cohen & Steers, Inc holds a 100% interest in Cohen & Steers Capital Management, Inc., and investment advisor registered under Section 203 of the Investment Advisers Act, and holds a 100% interest in Cohen & Steers Europe SA, an investment advisor registered under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Cohen & Steers, Inc holds a 100% interest in Cohen & Steers Capital Management, Inc., and investment advisor registerd under Section 203 of the Investment Advisers Act, and holds a 100% interest in Cohen & Steers Europe SA, an investment advisor registered under Section 203 of the Investment Advisers Act.

                                                 Page  6 of 7 Pages

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 10, 2007

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Lisa D. Phelan
                        --------------------------------------------
                            Signature


                            Lisa D. Phelan, Chief Compliance Officer
                            Cohen & Steers Inc.
                            Cohen & Steers Capital Management, Inc.
                        --------------------------------------------
                            Name and Title


                        Cohen & Steers Europe SA
                        By:

                        /s/ Joseph Houlihan
                        --------------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Cohen & Steers Europe SA

                                             Page 7 of 7 Pages



                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto) with respect to the Common Shares of TANGER FACTORY OUTLET CENTERS, INC., and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 10, 2007.

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.
                        By:

                        /s/ Lisa D. Phelan
                        ----------------------------------------------
                            Signature


                            Lisa D. Phelan, Chief Compliance Officer
                            Cohen & Steers Inc.
                            Cohen & Steers Capital Management, Inc.
                         ---------------------------------------------
                            Name and Title


                        Cohen & Steers Europe SA
                        By:

                        /s/ Joseph Houlihan
                        ---------------------------------------------
                            Signature

                            Joseph Houlihan, Managing Director
                            Cohen & Steers Europe SA
                        ---------------------------------------------
                            Name and Title